As filed with the Securities and Exchange Commission on October 20, 2022

Registration No. 333-179507

Registration No. 333-258671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-179507

Form S-8 Registration No. 333-258671

UNDER

THE SECURITIES ACT OF 1933

CHEMOCENTRYX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3254365
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

835 Industrial Road, Suite 600 San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

ChemoCentryx, Inc. 2012 Equity Incentive Award Plan

ChemoCentryx , Inc. Amended and Restated 2002 Equity Incentive Plan

ChemoCentryx, Inc. Amended and Restated 1997 Stock Option/Stock Issuance Plan

ChemoCentryx, Inc. 2012 Employee Stock Purchase Plan

(Full title of the plans)

Jonathan P. Graham, Esq.

Executive Vice President, General Counsel and Secretary

ChemoCentryx, Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(Name and address of agent for service)

(805) 447-1000

(Telephone number, including area code, of agent for service)

Copies to:

Edward D. Herlihy, Esq.

Jacob A. Kling, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by ChemoCentryx, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-179507, filed with the SEC on February 14, 2012, pertaining to the registration of 23,052,576 shares of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), reserved for issuance under the ChemoCentryx, Inc. 2012 Equity Incentive Award Plan (the “2012 Plan”), 3,795,541 shares of Common Stock reserved for issuance under the ChemoCentryx, Inc. Amended and Restated 2002 Equity Incentive Plan, 168,515 shares of Common Stock reserved for issuance under the ChemoCentryx, Inc. Amended and Restated 1997 Stock Option/Stock Issuance Plan and 3,300,000 shares of Common Stock reserved for issuance under the ChemoCentryx, Inc. Employee Stock Purchase Plan; and

•	Registration Statement No. 333-258671, filed with the SEC on August 10, 2021, pertaining to the registration of 950,000 shares of Common Stock reserved for issuance under the 2012 Plan.

On October 20, 2022, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2022, among Amgen Inc., a Delaware corporation (“Parent”), Carnation Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California on October 20, 2022.

CHEMOCENTRYX, INC.

By:	/s/ Jonathan P. Graham
Jonathan P. Graham
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.